Exhibit 23.1

GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

REGISTERED AUDITOR'S CONSENT

Gillespie & Associates PLLC, of 10544 Alton Ave NE, Seattle, WA. 98125, do hereby consent to the use of our reports dated December 15th, 2015 on the financial statements of Lumiox, Inc. as of October 31, 2015 and for the period from July 18, 2014 (inception) through October 31, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 13th day of January, 2016.

/S/ GILLESPIE & ASSOCIATES, PLLC

Gillespie & Associates, PLLC
Certified Public Accountants